HSBC Finance Corporation

EXHIBIT 99.02

The supplemental information below regarding our segment results should be read in conjunction with the 2010 Form 10-K, which was filed with the SEC on February 28, 2011.

Segment Results – IFRS Basis

We have two reportable segments: Card and Retail Services and Consumer. Our segments are managed separately and are characterized by different middle-market consumer lending products, origination processes and locations. Our segment results are reported on a continuing operations basis.

Our Card and Retail Services segment includes our MasterCard, Visa, private label and other credit card operations. The Card and Retail Services segment offers these products throughout the United States primarily via strategic affinity and co-branding relationships, merchant relationships and direct mail. We also offer products and provide customer service through the Internet. The private label receivables, along with the GM and UP receivables are sold daily to HSBC Bank USA which we continue to service for a fee.

Our Consumer segment consists of our run-off Consumer Lending and Mortgage Services businesses. The Consumer segment provided real estate secured and personal non-credit card loans. Loans were offered with both revolving and closed-end terms and with fixed or variable interest rates. Loans were originated through branch locations and direct mail. Products were also offered and customers serviced through the Internet. Prior to the first quarter of 2007, we acquired loans through correspondent channels and prior to September 2007 we also originated loans sourced through mortgage brokers. While these businesses are operating in run-off mode, they have not been reported as discontinued operations because we continue to generate cash flow from the ongoing collections of the receivables, including interest and fees.

The “All Other” caption includes our Insurance and Commercial businesses. Each of these businesses fall below the quantitative threshold tests under segment reporting rules for determining reportable segments. The “All Other” caption also includes our corporate and treasury activities, which includes the impact of FVO debt. Certain fair value adjustments related to purchase accounting resulting from our acquisition by HSBC and related amortization have been allocated to corporate, which is included in the “All Other” caption within our segment disclosure. Goodwill which was established as a result of our acquisition by HSBC was not allocated to or included in the reported results of our reportable segments as the acquisition by HSBC was outside of the ongoing operational activities of our reportable segments, consistent with management’s view of our reportable segment results. During 2009, the remainder of this goodwill totaling $2.4 billion was impaired. Goodwill relating to acquisitions subsequent to our acquisition by HSBC were included in the reported respective segment results as those acquisitions specifically related to the business, consistent with management’s view of the segment results.

As discussed in Note 3, “Discontinued Operations,” in the accompanying consolidated financial statements, our Auto Finance business, which was previously reported in our Consumer segment, and our Taxpayer Financial Services business which was previously included in the “All Other” caption, are now reported as discontinued operations and are no longer included in our segment presentation.

We report results to our parent, HSBC, in accordance with its reporting basis, International Financial Reporting Standards (“IFRSs”). Our segment results are presented on an IFRSs legal entity basis (“IFRS Basis”) (a non-U.S. GAAP financial measure) as operating results are monitored and reviewed and trends are evaluated on an IFRS Basis. However, we continue to monitor capital adequacy, establish dividend policy and report to regulatory agencies on a U.S. GAAP basis. A summary of the significant differences between U.S. GAAP and IFRSs as they impact our results are summarized in Note 24, “Business Segments,” in the accompanying consolidated financial statements.

HSBC Finance Corporation

Card and Retail Services Segment The following table summarizes the IFRS Basis results for our Card and Retail Services segment for the years ended December 31, 2010, 2009 and 2008.

Year Ended December 31,	2010	2009	2008

	(dollars are in millions)

Net interest income	$2,185	$2,595	$3,711
Other operating income	1,762	2,629	3,084

Total operating income	3,947	5,224	6,795
Loan impairment charges	1,002	2,355	3,770

	2,945	2,869	3,025
Operating expenses, excluding goodwill impairment charges	1,886	1,879	2,191

Profit before tax and goodwill impairment charges	1,059	990	834
Goodwill impairment charges	-	530	-

Profit before tax	$1,059	$460	$834

Net interest margin	20.34%	19.17%	14.10%
Efficiency ratio	47.78	46.11	32.24
Return (after-tax) on average assets	6.84	.98	1.91
Balances at end of period:
Customer loans	$10,145	$12,042	$15,331
Assets	9,710	11,031	26,280

2010 profit before tax compared to 2009 Our Card and Retail Services segment reported a higher profit before tax during 2010 driven by lower loan impairment charges and lower goodwill impairment charges, partially offset by lower other operating income and lower net interest income, while operating expenses, excluding goodwill impairment charges, remained relatively flat.

On May 22, 2009, the Credit Card Accountability Responsibility and Disclosure Act of 2009 was signed into law and we have implemented all of its applicable provisions. The Card Act has required us to make changes to our business practices, and has required us and our competitors to manage risk differently than has historically been the case. Pricing, underwriting and product changes have either been implemented or are under continuing analysis to partially mitigate the impact of the new legislation and implementing regulations. We estimate that the impact of the Card Act including the mitigating actions referred to above resulted in a reduction in revenue, including the impact to premium on the daily sales of loans to HSBC Bank USA, net of credit loss provision of approximately $200 million during 2010.

Loan impairment charges decreased during 2010 reflecting lower loan levels as a result of actions taken beginning in the fourth quarter of 2007 to manage risk and an increased focus and ability by consumers to reduce outstanding credit card debt. The decrease also reflects the impact of improvement in the underlying credit quality of the portfolio including continuing improvements in early stage delinquency roll rates and lower delinquency levels as customer payment rates have been strong throughout 2010 and recoveries on defaulted loans increased. The impact on credit card loan losses from the current economic environment, including high unemployment levels, has not been as severe as originally expected due in part to improved customer payment behavior. During 2010, we decreased credit loss reserves to $982 million as loan impairment charges were $882 million lower than net charge-offs.

Net interest income decreased during 2010 due to lower overall loan levels as discussed more fully below, partially offset by higher yields on our loan portfolio and lower interest expense due to lower average borrowings and lower average rates. Loan yields increased during 2010 as a result of lower levels of nonperforming receivables, partially offset by the implementation of certain provisions of the Card Act including restrictions impacting repricing of delinquent accounts and periodic re-evaluation of rate increases. We anticipate credit card loan yields in future

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periods may continue to be negatively impacted by various provisions of the Card Act which require certain rate increases to be periodically re-evaluated. Net interest margin increased in 2010 due to higher loan yields as discussed above and a lower cost of funds.

The decrease in other operating income was primarily due to lower late, overlimit and interchange fees due to lower volumes, lower delinquency levels, changes in customer behavior and impacts from changes required by Card Act.

The Card Act has resulted in significant decreases in late fees due to limits on fees that can be assessed and overlimit fees as customers must now opt-in for such overlimit fees as well as restrictions on fees charged to process on-line and telephone payments. Other operating income also reflects lower enhancement services revenue due to lower new origination volumes and lower loan levels. The decrease in other operating income during 2010 was partially offset by higher gains on the daily sales of private label and certain credit card account originations to HSBC Bank USA reflecting higher overall premiums partially offset by lower overall origination volumes. The higher overall premium reflects the impact of contract renegotiation with certain merchants, repricing initiatives in certain portfolios as well as the impact of improving credit quality during 2010, partially offset by the impact of the Card Act. Other operating income in 2009 includes gains on the January 2009 bulk loan sales of the GM and UP Portfolios to HSBC Bank USA. No similar transaction occurred during 2010.

Excluding the goodwill impairment charges in the prior year period which is discussed more fully below, operating expenses increased slightly during 2010 as higher marketing expenses, higher third party collection costs and higher support services from affiliates were largely offset by lower salary expenses and lower pension expenses. The lower pension expenses were driven by a curtailment gain due to a change in the pension plan which resulted in the ceasing of all future benefit accruals for legacy participants under the final average pay formula components. While marketing expenses were higher as compared to the prior year, overall marketing levels continue to remain low as compared to historical levels.

The efficiency ratio for 2009 was significantly impacted by the goodwill impairment recorded in the prior year. Excluding the impact of the goodwill impairment in the prior year period, the efficiency ratio deteriorated significantly during 2010 driven by the decrease in other operating income, primarily due to lower fee income as a result of the Card Act, lower delinquency levels and the impact of the gains in January 2009 on the bulk loan sales of the GM and UP Portfolios, as well as the impact of lower net interest income and higher operating expenses as previously discussed.

ROA during 2009 was significantly impacted by the goodwill impairment recorded during the prior year. Excluding the impact of the goodwill impairment in the prior year period, ROA improved 171 basis points during 2010 primarily due to the impact of the higher profit before tax in 2010, driven by the lower loan impairment charges as well as the impact of lower average loan levels as discussed below.

2009 profit before tax compared to 2008 Our Card and Retail Services segment reported a lower profit before tax during 2009 due to lower net interest income, lower other operating income and higher goodwill impairment charges, partially offset by lower loan impairment charges and lower operating expenses excluding goodwill impairment charges.

Loan impairment charges decreased during 2009 due to lower loan levels and more stable credit conditions as well as an improved outlook on future loss estimates as the impact of higher unemployment rates on losses was not as severe as previously anticipated due in part to lower gas prices and improved cash flow from government stimulus activities that meaningfully benefit our customers. Lower loan levels reflect lower consumer spending and actions taken beginning in the fourth quarter of 2007 and continuing through 2009 to manage risk. These decreases in loan impairment charges were partially offset by portfolio seasoning, continued deterioration in the U.S. economy including higher unemployment rates, higher levels of personal bankruptcy filings and lower recovery rates on defaulted loans. In 2009, we decreased credit loss reserves to $1.9 billion as loan impairment charges were $424 million lower than net charge-offs.

Net interest income decreased due to lower interest income, partially offset by lower interest expense. The lower interest income reflects the impact of lower overall loan levels, partially offset by higher loan yields. The higher

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loan yields during 2009 reflect a significant shift in mix to a higher proportion of non-prime receivables which carry higher rates as a result of the bulk loan sale of the GM and UP Portfolios in January 2009 to HSBC Bank USA. The higher loan yields also reflect the impact of interest rate floors in portions of our credit card receivable portfolio which were removed, partially offset by decreases in rates on variable rate products which reflect market rate movements. Net interest margin increased primarily due to a lower cost of funds and the higher loan yields as discussed above.

The decrease in other operating income was primarily due to lower cash advance, interchange fees, late and overlimit fees and enhancement services revenue due to lower volumes and changes in customer behavior. These decreases were partially offset by gains on the January 2009 bulk loan sales of the GM and UP Portfolios to HSBC Bank USA, higher gains on the daily sales of private label and certain credit card account originations to HSBC Bank USA due to higher sales volumes resulting from the sales of new loan originations in the GM and UP Portfolios beginning in January 2009 and higher premiums on co-brand credit card accounts, The decreases in other operating income were also partially offset by higher servicing income from affiliates resulting from the January 2009 bulk loan sales of the GM and UP Portfolios which we continue to service for a fee.

Operating expenses decreased due to lower marketing expenses in our effort to manage risk in our credit card loan portfolio as well as lower salary expenses. These decreases were partially offset by restructuring costs in 2009 and 2008 of $4 million and $15 million, respectively. Goodwill impairment charges in 2009 reflect the impairment of all remaining goodwill recorded at the segment level in the first half of the year as a result of continual deterioration of economic and credit conditions in the United States. See Note 5, “Strategic Initiatives,” in the accompanying consolidated financial statements for additional information on the restructuring activities in 2009 and 2008.

The efficiency ratio for 2009 was impacted by the goodwill impairment charges. Excluding the goodwill impairment charges, the efficiency ratio deteriorated 373 basis points driven by the lower total operating income, partially offset by the impact of lower operating expenses.

The deterioration in the ROA ratio during 2009 was primarily a result of the goodwill impairment charge and lower total operating income, partially offset by the impact of lower loan impairment charges and lower average assets.

Customer loans Customer loans for our Card and Retail Services segment totaled $10.1 billion, $12.0 billion and $15.3 billion at December 31, 2010, 2009 and 2008, respectively.

Customer loans decreased 16 percent to $10.1 billion at December 31, 2010 as compared to $12.0 billion at December 31, 2009 reflecting the impact of actions previously taken to manage risk. The decrease also reflects an increased focus and ability by consumers to reduce outstanding credit card debt. In 2008, we identified certain segments of our credit card portfolio which had been the most impacted by the housing and economic conditions and we stopped all new account originations in those market segments. In the second half of 2009, we began increasing direct marketing mailings and new customer account originations for portions of our non-prime credit card portfolio which will likely result in lower run-off of credit card loans during 2011. However, we expect a certain level of attrition will continue as credit card loans at December 31, 2010 include $4.3 billion associated with certain segments of our portfolio for which we no longer originate new accounts.

Customer loans decreased to $12.0 billion at December 31, 2009 compared to $15.3 billion at December 31, 2008 reflecting the aforementioned actions taken beginning in the fourth quarter of 2007 to manage risk.

See “Receivables Review” in this MD&A for additional discussion of the decreases in our receivable portfolios.

HSBC Finance Corporation

Consumer Segment The following table summarizes the IFRS Basis results for our Consumer segment for the years ended December 31, 2010, 2009 and 2008.

Year Ended December 31,	2010	2009	2008

	(dollars are in millions)

Net interest income	$2,316	$2,544	$4,540
Other operating income	(30)	71	(85)

Total operating income	2,286	2,615	4,455
Loan impairment charges	5,686	7,927	9,084

	(3,400)	(5,312)	(4,629)
Operating expenses	883	1,278	1,562

Loss before tax	$(4,283)	$(6,590)	$(6,191)

Net interest margin	3.67%	3.16%	4.80%
Efficiency ratio	38.63	48.87	35.06
Return (after-tax) on average assets	(4.38)	(5.51)	(4.89)
Balances at end of period:
Customer loans	$56,650	$70,202	$87,404
Assets	57,460	71,298	85,605

2010 loss before tax compared to 2009 Our Consumer segment reported a lower loss before tax during 2010 due to lower loan impairment charges and lower operating expenses, partially offset by lower net interest income and lower other operating income.

Loan impairment charges decreased significantly during 2010 as discussed below.

•	Loan impairment charges for the real estate secured loan portfolios in our Consumer Lending and Mortgage Services business decreased during 2010. The decrease reflects lower loan levels as the portfolios continue to liquidate, lower delinquency levels, improved loss severities and improvements in economic conditions since 2009. The decrease also reflects lower loss estimates on TDR Loans, partially offset by the impact of continued high unemployment levels, lower loan prepayments, higher loss estimates on recently modified loans and for real estate secured loans in our Consumer Lending business, portfolio seasoning. Improvements in loss severities reflect an increase in the number of properties for which we accepted a deed-in-lieu and an increase in the number of short sales, both of which result in lower losses compared to loans which are subject to a formal foreclosure process for which average loss severities in 2010 remained relatively flat to 2009 levels.

•	Loan impairment charges for our personal non-credit card loan portfolio reflects lower loan levels, lower delinquency levels and improvements in economic conditions since 2009, partially offset by higher reserve requirements on TDR Loans.

During 2010, credit loss reserves decreased to $5.5 billion as loan impairment charges were $1.6 billion lower than net charge-offs reflecting lower loan levels and lower delinquency levels as well as lower reserve requirements on real estate secured TDR Loans, partially offset by higher reserve requirements on personal non-credit card TDR Loans.

Net interest income decreased in 2010 due to lower average loans as a result of liquidation, risk mitigation efforts, partially offset by lower interest expense and higher overall loan yields. During 2010, we experienced higher overall yields for all products as a result of lower levels of nonperforming receivables and reduced levels of nonperforming modified loans due to charge-off and declines in new modification volumes. Higher yields in our real estate secured loan portfolio were partially offset by a shift in loan mix to higher levels of lower yielding first lien real estate secured loans as higher yielding second lien real estate secured and personal non-credit card loans have run-off at a

HSBC Finance Corporation

faster pace than first lien real estate secured loans. Net interest margin increased in 2010 as compared to 2009 reflecting the higher loan yields as discussed above.

Other operating income decreased during 2010 due to lower credit insurance commissions and higher losses on REO properties reflecting an increase in the number of REO properties sold and declines in home prices during the second half of 2010.

Operating expenses decreased during 2010 due to the reductions in the scope of our business operations as well as other cost containment measures and lower pension expense driven by a curtailment gain as discussed above, partially offset by higher collection costs and higher REO expense as a result of a higher average number of REO properties held during the year and higher overall expenses on the REO properties held. Operating expenses during 2009 included $133 million of costs related to the decision to discontinue new originations for all products in our Consumer Lending business and closure of the Consumer Lending branch offices. In addition, we were required to perform an interim intangible asset impairment test for our remaining Consumer Lending intangible asset which resulted in an impairment charge of $5 million during 2009. See Note 5, “Strategic Initiatives,” in the accompanying consolidated financial statements for additional information regarding this decision.

The efficiency ratio during 2009 was impacted by the $133 million in restructuring charges discussed above. Excluding the impact of the restructuring charges from the prior year, the efficiency ratio improved 516 basis points during 2010 as the decrease in operating expenses outpaced the decrease in net interest income due to lower loan levels and lower yields.

ROA improved during 2010 primarily due to a lower net loss as discussed above and the impact of lower average assets.

2009 loss before tax compared to 2008 Our Consumer segment reported a higher loss before tax during 2009 due to lower net interest income, partially offset by lower loan impairment charges, lower operating expenses and higher other operating income. As discussed in Note 8, “Changes in Charge-off Policies During 2009,” in the accompanying consolidated financial statements, in December 2009 we changed our charge-off policies for our real estate secured and personal non-credit card loans. On an IFRSs Basis the impact of these policy changes was not material to net interest income, loan impairment charges or loss before tax.

Loan impairment charges decreased significantly in 2009 as discussed below:

•	Loan impairment charges for real estate secured loans decreased in 2009 reflecting a lower provision for real estate secured loans in our Mortgage Services business and for second lien real estate secured loans in our Consumer Lending business, partially offset by higher provisions for first lien real estate secured receivables in our Consumer Lending business. The overall decrease in loan impairment charges for real estate secured loans reflects the continued liquidation in these portfolios which has resulted in lower charge-off levels. Additionally, for real estate secured receivables in our Consumer Lending business, the lower overall provisions for real estate secured receivables reflect a reduction in portfolio risk factors, principally an improved outlook on current inherent losses.

•	Loan impairment charges for personal non-credit card loans increased during 2009 due to higher levels of charge-off resulting from deterioration in the 2006 and 2007 vintages which was more pronounced in certain geographic regions, partially offset by lower receivable levels.

Loan impairment charges for all products in 2009 were negatively impacted by rising unemployment rates in an increasing number of markets, continued deterioration in the U.S. economy and housing markets, higher levels of personal bankruptcy filings and portfolio seasoning. On an IFRS Basis, the impact of the December 2009 Charge-off Policy Changes was not material.

Excluding the impact of the December 2009 Charge-off Policy Changes, credit loss reserves increased during 2009 as loan impairment charges were $800 million greater than net charge-offs reflecting higher reserve requirements in our Consumer Lending real estate secured loan portfolio including higher levels of troubled debt restructurings in both Consumer Lending and Mortgage Services, partially offset by lower loan levels as discussed below.

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Net interest income decreased due to lower average customer loans, lower origination volumes, lower levels of performing receivables, the impact of changes in the income recognition policy related to unrecorded interest on re-aged real estate secured and personal non-credit card receivables as discussed previously in the Executive Overview section of this MD&A and lower overall yields partially offset by lower interest expense. Overall yields decreased due to increased levels of loan modifications, the impact of deterioration in credit quality and lower amortization of net deferred fee income due to lower loan prepayments and lower loan origination volumes. The decrease in net interest margin was primarily a result of lower overall yields as discussed above.

Other operating income increased primarily due to lower losses on sales of REO properties, partially offset by lower credit insurance commissions. Lower losses on sales during 2009 reflect a stabilization of home prices during the second half of 2009 which resulted in less deterioration in value between the date we take title to the property and when the property is ultimately sold.

Operating expenses in 2009 included $133 million of costs, net of a curtailment gain of $34 million related to other postretirement benefits, related to the decision to discontinue new originations for all products in our Consumer Lending business and close the Consumer Lending branch offices. See Note 5, “Strategic Initiatives,” in the accompanying consolidated financial statements for additional information. In addition, we were required to perform an interim intangible asset impairment test for our remaining Consumer Lending intangible asset which resulted in an impairment charge of $5 million during 2009. Excluding these items, operating expenses decreased by 27 percent due to the reductions in the scope of our business operations as well as other cost containment measures, and lower REO expenses.

The efficiency ratio in 2009 was impacted by $133 million in restructuring charges related to the decision to cease new account originations and close the Consumer Lending branch network. Excluding the impact of the restructuring charges, the efficiency ratio deteriorated 873 basis points due to the decrease in total operating income during the year as discussed above.

ROA deteriorated during 2009 primarily due to lower net interest income, partially offset by lower loan impairment charges and lower average assets.

Customer loans Customer loans for our Consumer segment can be analyzed as follows:

		Increases (Decreases) From
		December 31,		December 31,
	December 31,	2009		2008
	2010	$	%	$	%

		(dollars are in millions)

Real estate secured(1)	$49,309	$(10,183)	(17.1)%	$(22,440)	(31.3)%
Private label	-	-	-	(51)	(100.0)
Personal non-credit card	7,341	(3,369)	(31.5)	(8,263)	(53.0)

Total customer loans	$56,650	$(13,552)	(19.3)%	$(30,754)	(35.2)%

(1)	Real estate secured receivables are comprised of the following:

		Increases (Decreases) From
		December 31,		December 31,
	December 31,	2009		2008
	2010	$	%	$	%

		(dollars are in millions)

Mortgage Services	$16,040	$(3,956)	(19.8)%	$(9,517)	(37.2)%
Consumer Lending	33,269	(6,227)	(15.8)	(12,923)	(28.0)

Total real estate secured	$49,309	$(10,183)	(17.1)%	$(22,440)	(31.3)%

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Customer loans decreased 19 percent to $56.7 billion at December 31, 2010 reflecting the continued liquidation of these portfolios which will continue to decline going forward. The liquidation rates in our real estate secured loan portfolio continues to be impacted by declines in loan prepayments as fewer refinancing opportunities for our customers exist and the trends impacting the mortgage lending industry as previously discussed in the Executive Overview section of this MD&A.

Customer loans decreased to $70.2 billion at December 31, 2009 as compared to $87.4 billion at December 31, 2008. Real estate secured and personal non-credit card receivables decreased for the reasons discussed above as well as the impact of the December 2009 Charge-off Policy Changes previously discussed which resulted in an incremental $2.4 billion and $914 million of delinquent real estate secured and personal non-credit card loans, respectively, being charged-off.

See “Receivables Review” for a more detail discussion of the decreases in our receivable portfolios.

Reconciliation of Segment Results As previously discussed, segment results are reported on an IFRS Basis. See Note 24, “Business Segments,” in the accompanying consolidated financial statements for a discussion of the differences between IFRSs and U.S. GAAP. For segment reporting purposes, intersegment transactions have not been eliminated. We generally account for transactions between segments as if they were with third parties. Also see Note 24, “Business Segments,” in the accompanying consolidated financial statements for a reconciliation of our IFRS Basis segment results to U.S. GAAP consolidated totals.